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                                                                    EXHIBIT 10.3


H.F. AHMANSON & COMPANY                                        NOVEMBER 15, 1996
EXECUTIVE STOCK OPTION AWARD GUIDELINES


OVERVIEW These guidelines govern annual stock options grants to selected senior executives of the Company and its subsidiaries.

PARTICIPATION    Stock option awards under these guidelines will be granted
CRITERIA         annually on a date between November 1 and February 10 selected by the Compensation Committee. Participation is limited to officers of the Company and its subsidiaries with salary grade levels of 58 or higher as of the date awards are made under these guidelines.

STOCK OPTION     Each participant will be awarded annual stock options based
AWARDS           on the following table. The dollar amount determined by the table will be converted into a number of stock options using a Black-Scholes valuation model using as the base price the average of the high and low trading prices of the Company's common stock for the most recent thirty trading days ending on the last day of the month preceding the date of grant

                                AWARD GUIDELINES

                                                           AWARD AS A
                        GRADE LEVEL OR POSITION       PERCENT OF BASE SALARY
                     -----------------------------    ----------------------
                     CHIEF EXECUTIVE OFFICER                   50%
                     CHIEF OPERATING OFFICER                   45%
                     CHIEF FINANCIAL OFFICER                   45%
                        GENERAL COUNSEL                        45%
                             60-62                             40%
                             58-59                             30%


                 The salary and grade level used to determine the size of a participant's stock option grant will be the participant's annual base salary rate and grade level in effect as of the date the options are granted by the Compensation Committee.

OPTIONS TERMS    Options will be granted under the terms and conditions of the
                 Company's 1993 Stock Incentive Plan. Such options will become exercisable in full six months after the date of grant, will have a term of ten years and one month, and will have an exercise price equal to the average of the high and low trading prices of the Company's common stock on the date of grant.

LIMITATION       No participant will be eligible to receive an annual stock option grant unless the participant's individual performance is considered satisfactory by the Compensation Committee for the 12 month period preceding the grant.

EMPLOYMENT       Upon a participant's termination of employment from the Company
TERMINATION      for any reason other than death, permanent disability, normal retirement, or
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                 retirement with the consent of the Company at an earlier date, unexercised stock options previously granted to the participant must be exercised within a period of 90 days following termination of employment or be forfeited. Upon a participant's termination of employment from the Company for reason of death, permanent disability, normal retirement, or retirement with the consent of the Company at an earlier date, options previously granted to the participant may be exercised from time to time until expiration of the original term of such options.

ADMINISTRATION   The Compensation Committee shall administer these guidelines and shall decide all questions arising in the administration, interpretation and application thereof. The decision of the Committee shall be conclusive and binding on all parties, providing that the Committee acted in good faith.

INTENT It is the intent of the Company that awards under these guidelines satisfy, and be interpreted in a manner that satisfy, in the case of Participants who are or may be Covered Employees (within the meaning of Internal Revenue Code section 162(m)), the applicable requirements of section 162(m), so that the Company's tax deduction for remuneration in respect of an Award for services performed by such Covered Employees is not disallowed in whole or in part by the operation of such section. If any provision of these guidelines or of any award would otherwise frustrate or conflict with the intent expressed herein, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provisions shall be deemed void as applicable to Covered Employees.


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